Neah Power Systems Announces Formira Hydrogen-on-Demand Cover Feature on ‘Automotive Industries’ Magazine

Neah CEO Interviewed by Best-Selling Author Kevin Daum on Inc.com

Conducts Shareholder Q&A with Agoracom

Bothell, WA (January 29, 2015) – Neah Power Systems, Inc. (OTC: NPWZ) an emerging leader in fuel cell-based power generation and lithium ion-based storage solutions for the unmanned aerial vehicles (defense and commercial), military, transportation and portable electronics industries, today announced that the Formira Hydrogen on Demand technology was recently featured on the cover of Automotive Industries Vol 193 Issue 3, with an interview featuring Dr. Chris D’Couto, CEO of Neah Power, and Mr. David Schmidt, the Company’s CFO. The article highlights the differentiated offering with the Formira HODTM to address safety, handling, infrastructure, and other challenges facing the hydrogen economy.

Founded in 1895, Automotive Industries is one of the world's oldest continually published trade publications. The interview can be found in the December 2014 issue of the magazine and also online at: http://www.ai-online.com/Adv/Previous/show_issue.php?id=6509&search=true#sthash.rvBhpGVQ.dpbs as well as on the Neah Power Systems website.

Separately, Neah CEO Chris D’Couto was interviewed by best-selling author and entrepreneur Kevin Daum for Inc.com to discuss his leadership style and work ethic at Neah.  The interview is available at: http://www.inc.com/kevin-daum/this-ceo-keeps-it-lean-mean-and-highly-focused-here-are-his-secrets.html.

Thirdly, on January 27, 2015, Neah conducted their 6th Q&A session with AGORACOM in which shareholders were invited to submit questions that were addressed in the interview (WATCH INTERVIEW: http://goo.gl/KyNHZF). Neah provided a variety of business and technology updates.

About Neah Power Systems

Neah Power’s core solutions have a small form factor, recharge instantly, and operable in air and non-air environments, providing a longer life with lower total cost of ownership.  Neah Power’s Solutions offerings include the patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. For more information please visit www.neahpower.com.

For more information please contact Crescendo Communications LLC

Phone: +1 (212) 671-1020 x303Email: npwz@crescendo-ir.com

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements,” which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and Neah Power does not undertake any responsibility to update any of these statements in the future. Please read Neah Power’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q for a discussion of such risks, uncertainties and other factors.